EXHIBIT 5.1

October 25, 2019
Micron Technology, Inc.
8000 S. Federal Way
Boise, ID 83716-9632
Re:    Micron Technology, Inc.
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 28, 2019 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of $60,000,000 of deferred compensation obligations (the “Obligations”) of Micron Technology, Inc. (the “Company”) to be issued pursuant to the Micron Technology, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”). The Obligations will be issued from time to time to participants in the Deferred Compensation Plan (the “Participants”) in accordance with the terms of the Deferred Compensation Plan. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Obligations under the Deferred Compensation Plan.
It is our opinion that, upon completion of the proceedings to be taken, or contemplated by us as your counsel to be taken by you, prior to issuance of the Obligations pursuant to the Registration Statement and the Deferred Compensation Plan, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Obligations, when incurred in the manner referred to in the Deferred Compensation Plan, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
We express no opinion as to any matter relating to laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as such is in effect on the date hereof.
We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration, whether considered in a proceeding in equity or at law.
With your consent, we have assumed (a) that each of the election forms to be delivered by the Participants pursuant to the Deferred Compensation Plan (the “Election Forms”) will be in the form examined by us, (b) that each of the Deferred Compensation Plan and the Election Forms constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of each of the Deferred Compensation Plan and the Election Forms as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and amendments thereto.
Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation